SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 8, 2003

Charter Municipal Mortgage Acceptance Company

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or other Jurisdiction of Incorporation)

1-13237	13-3949418
(Commission File Number)	(IRS Employer Identification Number)

625 Madison Avenue, New York, NY 10022

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 421-5333

Not Applicable
(Former Name or Former Address, if Changed Since Last Report

Item 5.    Other Events

On or about December 24, 2002, an alleged shareholder of Charter Municipal Mortgage Acceptance Company (“our Company”) commenced a shareholders action ostensibly on behalf of our Company in the Supreme Court of the State of New York, County of Nassau, against each member of our board of trustees and Related Capital Company, a New York general partnership (“Related Capital”). Subsequently, the plaintiff amended his complaint to add a direct, punitive class action claim. We are named as a nominal defendant in the action. The plaintiff alleges, among other things, that each member of our board of trustees and Related Capital breached fiduciary duties and/or aided and abetted breaches of fiduciary duties owed to our Company and our shareholders in approving our proposed acquisition of Related Capital. Although the defendants in this action do not believe that the plaintiff’s allegations have merit, the defendants engaged in settlement negotiations solely in order to avoid unnecessary expenses. In June, 2003, our board of trustees and a special committee comprised of our independent trustees approved a memorandum of understanding setting forth terms of a proposed settlement, and in July, 2003, the parties to the litigation entered into a stipulation of compromise and settlement. While the proposed settlement is still subject to, among other things, court approval, certain terms of our proposed acquisition of Related Capital will change if the action is settled.

In August, 2003, the court approved an order which, among other matters, conditionally certifies the action as a class action, set a hearing date of October 24, 2003 to consider approval of the settlement and ordered the defendants to distribute a notice of settlement to the members of the class. That notice of settlement is attached as an exhibit to this 8-K and incorporated herein by reference.

The individual defendants and Related Capital have informed us that if the case is not settled, they intend to defend against the plaintiff’s claims vigorously.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

(a).	Financial Statements

Not Applicable

(b).	Pro Forma Financial Information

Not Applicable

(c).	Exhibits

99.1 Notice of Class and Derivative Action and Settlement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Charter Municipal Mortgage Acceptance Company (Registrant)

BY: /s/ Stuart J. Boesky
Stuart J. Boesky President

September 8, 2003